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                                                                    Exhibit 2.13









                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            AMERUS ANNUITY GROUP CO.,

                                       AND

                               THE STOCKHOLDERS OF

                    FAMILY FIRST ADVANCED ESTATE PLANNING AND

                         FAMILY FIRST INSURANCE SERVICES

                                 January 1, 2002


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                            STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT ("Agreement"), is made by and among AMERUS ANNUITY GROUP CO., a Kansas corporation ("Buyer"), and the stockholders of all of the issued and outstanding shares of stock of FAMILY FIRST ADVANCED ESTATE PLANNING, a California corporation ("FFAEP") and FAMILY FIRST INSURANCE SERVICES, a California corporation ("FFIS") and identified on the signature page hereof (each a "Seller" and collectively, "Sellers"), effective as of the 1st day of January, 2002. FFAEP and FFIS together will sometimes be referred to individually as a "Company" and collectively as the "Companies."



                                    RECITALS

          A. Sellers own all of the issued and outstanding common stock of FFAEP (the "FFAEP Shares") and all of the issued and outstanding common stock of FFIS (the "FFIS Shares");

          B. Sellers desire to sell, and Buyer desires to purchase, the FFAEP Shares and the FFIS Shares (together, the "Shares") for the consideration and on the terms and conditions set forth in this Agreement; and

          C. The parties desire to make certain representations, warranties, covenants and agreements, and prescribe various conditions, in connection with the purchase of the Shares.

          NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, and agreements contained herein, the parties agree as follows:

                                   ARTICLE 1:
                                   DEFINITIONS

          For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

               "Affiliates" shall have the meaning set forth in Section 4.4.

               "Agreement" shall have the meaning set forth in the preamble of this Agreement.

               "Approvals" shall have the meaning set forth in the Section 4.6 of this Agreement.

               "Balance Sheets" shall have the meaning set forth in Section 4.7.

               "Base Amount" shall have the meaning set forth in Section 2.2.


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               "Buyer" shall have the meaning set forth in the preamble of this
     Agreement.

               "Buyer Closing Deliveries" shall have the meaning set forth in
     Section 3.2.

               "Closing" shall have the meaning set forth in Section 3.1.

               "Closing Date" shall have the meaning set forth in Section 3.1.

               "Code" shall have the meaning set forth in Section 4.14.

               "Company" or "Companies" shall have the meanings set forth in the preamble of this Agreement.

               "Contracts" shall have the meaning set forth in Section 4.10.

               "Damages" shall have the meaning set forth in Section 7.2.

               "Employment Agreements" shall have the meaning set forth in
     Section 3.2.

               "Encumbrances" shall mean all mortgages, security interests, liens, pledges, claims, escrows, options, rights of first refusal, third party rights, indentures, easements, licenses, security agreements or other agreements, shareholder rights or right agreements, arrangements, contracts, commitments, understandings, obligations, charges or encumbrances of any kind or character.

               "Environmental Laws and Regulations" shall have the meaning set forth in Section 4.22(a)(ii).

               "ERISA" shall have the meaning set forth in Section 4.18(a).

               "FFAEP" shall have the meaning set forth in the preamble of this Agreement.

               "FFAEP Shares" shall have the meaning set forth in the Recitals of this Agreement.

               "FFIS" shall have the meaning set forth in the preamble of this Agreement.

               "FFIS Shares" shall have the meaning set forth in the Recitals of this Agreement.

               "GAAP" means generally accepted accounting principles.

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               "Governmental Body" means any: (a) nation, state, county, city, town, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) Multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

               "Hazardous Materials" shall have the meaning set forth in Section 4.22(a)(i).

               "Income Statements" shall have the meaning set forth in Section 4.7.

               "Indemnified Persons" shall have the meaning set forth in Section 7.2.

               "IRS" shall have the meaning set forth in Section 4.14.

               "Intellectual Property Rights" shall have the meaning set forth in Section 4.19.

               "Key Employees" means employees of the Company who have material relationships with the Company's customers, including but not limited to each of the Sellers.

               "Knowledge" means the actual knowledge of the subject person and that knowledge that would be obtained or realized upon the subject person's reasonable and prudent inquiry into the matter.

               "Laws" shall include, without limitation, all foreign, federal, state and local laws, statutes, rules, regulations, bulletins, codes, ordinances, plans, orders, judicial decrees, writs, injunctions, notices, decisions or demand letters issued, entered or promulgated pursuant to any foreign, federal, state or local law.

               "Lease Restrictions" shall have the meaning set forth in Section 4.12(a)(ii).

               "Licenses" shall have the meaning set forth in Section 4.28.

               "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any understanding or agreement to repurchase any property or assets sold (including sales of accounts receivable or notes with recourse), or the assignment of any right to receive income, or the filing of any financing statement under the UCC or any other similar notice under any similar recording or notice statute relating to any property.

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               "Material Adverse Effect" shall mean a material adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of the referenced entity or Person.

               "Matter" shall have the meaning set forth in Section 4.13

               "Objected Claim" shall have the meaning set forth in Section 7.4.

               "Payout Amount" shall have the meaning set forth in Schedule 2.2.

               "Pension Benefit Plan" shall have the meaning set forth in
     Section 4.18(b).

               "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, or other entity, enterprise, authority, or business organization.

               "Purchase Price" shall have the meaning set forth in Section 2.2.

               "Sellers" shall have the meaning set forth in the preamble of this Agreement.

               "Seller Closing Deliveries" shall have the meaning set forth in
     Section 3.2.

               "Shares" shall have the meaning set forth in the Recitals of this Agreement.

               "Taxes" shall have the meaning set forth in Section 4.14.

               "Threshold Amount" shall have the meaning set forth in Section 7.6(a).

               "Welfare Benefit Plan" shall have the meaning set forth in
     Section 4.18(a).

                                   ARTICLE 2:
                                PURCHASE AND SALE


          2.1 Purchase and Sale. Subject to the terms, conditions, representations and warranties set forth herein, and in exchange for the consideration specified in Section 2.2 hereof and the Employment Agreements, at the Closing, Sellers shall sell and transfer the Shares to Buyer and Buyer shall purchase and acquire the Shares from Sellers free and clear of any Encumbrances.

          2.2 Purchase Price. The aggregate total purchase price for the Shares (the "Purchase Price") shall be (i) $7,500,000.00 plus interest on $7,500,000.00 at the fluctuating rate per annum announced in The Wall Street Journal as the prime rate on the Closing Date, for each

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day from January 1, 2002 until the Closing Date (the "Base Amount"), plus (ii)
the Payout Amounts (as defined in Schedule 2.2), if any. The Base Amount shall be paid to Sellers at the Closing, and the Payout Amount and Additional Payout Amount, if any, shall be paid to Sellers in accordance with the terms and conditions set forth in Schedule 2.2. Except as otherwise provided herein, the Base Amount, the Payout Amount, and the Additional Payout Amount if any, shall be divided among the Sellers equally; each Seller shall be entitled to fifty percent (50%) of the Base Amount and Payout Amount, if any.


                                   ARTICLE 3:
                                     CLOSING

          3.1 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place on or before June 17, 2002, at the offices of Barger & Wolen LLP, 515 South Flower Street, 34th Floor, Los Angeles, California 90071 or such other place as agreed upon by the parties. Notwithstanding the foregoing, the effective date of this Agreement shall be January 1, 2002. Each party shall cooperate, as to matters under such party's control, in the satisfaction of conditions to the obligations of the parties at Closing; provided that the foregoing shall not require any party to waive any condition to its obligations at Closing or to incur any substantial cost not otherwise required under this Agreement. The time and date of the Closing will be sometimes referred to as the "Closing Date." The execution of this Agreement shall occur at the time of Closing contemporaneously with the Closing Deliveries of the Buyer and Sellers.

          3.2  Deliveries at Closing.

     (a) At the Closing, the Company and Sellers shall deliver or cause to be delivered to Buyer (the "Seller Closing Deliveries"):

                    (i) fully executed, sealed and proper certificates evidencing the Shares in negotiable form;

                    (ii) the release substantially in the form attached hereto as Exhibit 3.2(a)(ii), duly executed by each Seller and dated the Closing Date;

                    (iii) the opinion of counsel to the Companies and Sellers substantially in the form attached hereto as Exhibit 3.2(a)(iii), duly executed by such counsel and dated the Closing Date;

                    (iv) the certificate of the Sellers substantially in the form attached hereto as Exhibit 3.2(a)(iv) certifying the satisfaction of the closing conditions set forth in Sections 6.1(a), 6.1(b) and 6.1(c) hereof, and the signatures and incumbency of such persons, and dated the Closing Date;

                    (v) employment, noncompetition and confidentiality agreements, substantially in the form attached hereto as Exhibit 3.2(a)(v), duly executed by each of the Sellers and

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                           certain other key officers identified by the Buyer in
                           its sole discretion and dated the Closing Date (the "Employment Agreements");

                    (vi) resignations of all current directors of the Companies, effective upon the Closing;

                    (vii) written notice of termination of the Buy-Sell Agreement between John Owen and Nick Michaels dated June 2, 1997; and

                    (viii) such other documents, instruments and certificates, duly executed by appropriate persons and dated appropriately, as reasonably requested in writing by Buyer.

     (b) At the Closing, Buyer shall deliver or cause to be delivered to Sellers the following (the "Buyer Closing Deliveries"):

                    (i) the Base Amount, in immediately available funds, by wire transfer to such accounts as have been designated by Sellers in writing to Buyer not less than five (5) business days before Closing;

                    (ii) the certificate of the duly authorized officer of Buyer who signed this Agreement on behalf of Buyer and the secretary of Buyer substantially in the form attached hereto as Exhibit 3.2(b)(ii) certifying the satisfaction of the closing conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c), and the signatures and incumbency of such persons, dated the Closing Date; and

                    (iii) the Employment Agreements duly executed by the Companies and dated the Closing Date.

                                   ARTICLE 4:
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

          Each of Sellers, jointly and severally, represents and warrants to Buyer that the following are true and correct as of (1) the execution date hereof (unless specifically stated to be as of a different date), and (2) the Closing Date:

          4.1 Organization and Standing. FFAEP and FFIS, are corporations duly organized, validly existing and in good standing under the laws of the State of California with all requisite corporate power and authority to carry on their respective businesses as now conducted and to own, operate and lease their respective properties and assets. Schedule 4.1 lists each of the states where FFAEP and FFIS are qualified as foreign corporations. The conduct of their businesses and the ownership or use of their property do not require FFAEP or FFIS to be qualified or licensed to do business as foreign corporations in any state except those listed in Schedule 4.1. FFAEP and FFIS have all federal, state, local and foreign licenses, permits or other approvals required for the operation of their businesses as now conducted.

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          4.2  Capital Stock; Options. The authorized capital stock of FFAEP consists of one million (1,000,000) shares of common stock, no par value, of which 5,000 shares are currently outstanding. The authorized capital stock of FFIS consists of one million (1,000,000) shares of common stock, no par value, of which five thousand (5,000) are currently issued and outstanding. All the Shares are duly authorized and validly issued, and are fully paid and nonassessable and are fully owned legally and beneficially by Sellers, free and clear of all Encumbrances or preemptive rights. Except as set forth in this
Schedule 4.2, and as of the date hereof, there are outstanding (i) no other shares of capital stock or voting securities of the Companies, (ii) no securities of the Companies convertible into or exchangeable for shares of capital stock or voting securities of the Companies, and (iii) no other options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to acquire from the Companies, and no obligation of the Companies to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Companies. All shares of Companies' stock that are subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 4.2, as of the date of this Agreement, there are not any outstanding contractual obligations of any the Companies to repurchase, redeem or otherwise acquire any shares of capital stock, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Companies or any other person.

          4.3 Authorization. The Sellers have all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, subject to the conditions set forth in this Agreement. The execution and delivery of this Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated by this Agreement have been duly authorized by any and all necessary action on the part of the Sellers. This Agreement has been duly executed and delivered by the Sellers and constitutes a valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms. No authorization or consent of any kind or nature of the Companies on their boards of directors is required in connection with the transaction contemplated by this Agreement.

          4.4 Subsidiaries and Affiliates. Neither FFAEP nor FFIS has any subsidiaries or investments in any other Person or business operation.

          4.5 No Conflicts or Violations. To the Knowledge of the Sellers, except as disclosed in Schedule 4.5, the execution and delivery of this Agreement by Sellers does not, and the performance by Sellers of their obligations under this Agreement will not:

          (a) violate any term or provision of any applicable Law or any writ, judgment, decree, injunction, or similar order applicable to any Companies or the Seller;

          (b) conflict with or result in a violation or breach of the provisions of the articles of incorporation or by-laws of either of the Companies;

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          (c) cause any License (as defined below) of whatever kind or nature of the Companies or Sellers to lapse or become invalid or subject to any material limitations after the Closing as a result of the acquisition of the Companies;

          (d) result in the creation or imposition of any Lien upon either of the Companies or the Seller or any of their respective assets and properties;

          (e) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in, or with respect to, any Contract to which either of the Companies or the Seller is a party or by which any of their respective assets or properties may be bound; or

          (f) require either of the Companies or the Seller to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person (including pursuant to any Laws);

except (i) as contemplated or disclosed in Schedule 4.5 hereof, and (ii) those violations, conflicts, Liens, breaches, defaults and rights which do not individually or in the aggregate with any other such matters, have, or would reasonably be expected to have, a Material Adverse Effect on the Company.

          4.6 No Consents. Neither FFAEP, FFIS nor any Seller is required to submit any notice, report, registration, or other filing with, and no consent, approval or authorization is required by, any Governmental Body or any other Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby ("Approvals"), except for such notices, reports, registration, other filings, consents, approvals or other authorizations which are set forth on Schedule 4.6.

          4.7 Financial Statements. Schedule 4.7 contains the balance sheets of FFAEP and FFIS as of December 31, 2000 and December 31, 2001, March 31, 2002, and May 6, 2002 (the "Balance Sheets") and Income Statements for the years ended December 31, 2000 and December 31, 2001; and for the quarter ending March 31, 2002 and for the eighteen weeks ended May 6, 2002 (the "Income Statements"). The Balance Sheets are complete and accurate and fairly present the financial position of the Companies as of the dates thereof, and the Income Statements fairly and accurately present the results of operations for the periods then ended. Buyers acknowledge that Sellers have relied upon their accountants for preparation of Companies' financial statements.

          4.8 No Undisclosed Liabilities, Claims, etc. Except for (a) liabilities fully reflected or reserved against in the Balance Sheets; and (b) liabilities and obligations not exceeding $5,000 in one case or $25,000 in the case of all such obligations in the aggregate and that are incurred in the ordinary course of business consistent with past practices after May 6, 2002, the Companies have no liabilities, obligations or claims (absolute, accrued, fixed or contingent, matured or unmatured, or otherwise), including liabilities, obligations or claims which may become known or which arise only after the Closing and which result from actions, omissions or occurrences of the Companies or any Seller prior to the Closing.

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          4.9  Absence of Certain Changes. Except as set forth in Schedule 4.9, since May 6, 2002,

               (a) There has not been (i) any event, condition or state of facts resulting in an adverse change in the business, financial condition, earnings, operations or prospects of the Companies' businesses or sellers ability to perform; (ii) any damage, destruction or loss, whether covered by insurance or not, adversely affecting either of the Companies' properties, business prospects or sellers ability to perform; (iii) any increase in the compensation payable or to become payable by either FFAEP or FFIS to their respective directors, officers or Key Employees, or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such party; (iv) any entry into any commitment or transaction by either of the Companies or by either Seller in respect of either Company outside the ordinary course of business of either of the Companies, including, without limitation, any borrowing or capital expenditure; (v) any change by the Companies in accounting methods, practices or principles; (vi) any termination or waiver of any rights of value to the business of the Companies;
          (vii) any transaction or event by, in connection with or in any way relating to either of the Companies involving receipt or payment of more than $5,000 not in the ordinary course of business of either FFAEP or FFIS; (viii) any adoption or amendment of any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, or other plan, agreement, trust, fund or arrangement for the benefit of employees involving either of the Companies; or (ix) any agreement or understanding made or entered into to do any of the foregoing; or (x) any change in base or bonus compensation of any employee or affiliate of the Companies other than merit increases of not more than 5 percent; or (xi) any Liens or other contingent obligations incurred by, or in any way involving, the Company or discharged liabilities of either of the Companies; or (xii) amendments to any Contracts; or (xiii) any agreements entered into by or affecting either of the Companies placing restrictions on Companies' Licenses or permits; or (xiv) any dividend, distribution or other issuance of rights with respect to the Shares, the issuance of the Shares; or (xv) any bonds, notes, debentures, or other securities issued by either of the Companies; or
          (xvi) any disposition of the assets or property of the Companies; and

               (b) The Companies have (i) operated their businesses and promoted and maintained their customer and vendor accounts in the ordinary course, diligently and in good faith, consistent with past management practices; and (ii) maintained all of their properties in customary repair, order and condition, reasonable wear and tear excepted.

          4.10 Contracts. Schedule 4.10 contains a list of all Contracts (except there shall not be included any brokers agreements with insurance agent or office equipment leases). The term "Contracts" shall include, but shall not be limited to, all oral (which shall be summarized in Schedule 4.10) and written contracts, agreements, loan agreements, mortgages, indentures, deeds of trust, guarantees, commitments, joint venture agreements, purchase and/or sale agreements,

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collective bargaining, union, consulting and/or employment contracts, leases of real or personal property, easements, distribution or dealer agreements, service agreements, license agreements and advertising agreements to which either Company is a party or which in any way affects or refers to either Company. Neither FFAEP nor FFIS is in default or alleged to be in default under any Contract nor is either of the Companies or either of the Sellers aware of any default by any other party to any Contract, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default by either of the Companies under any Contract. To the Knowledge of the Sellers, all the Contracts are in full force and effect and constitute legal, valid and binding obligations of the parties thereto in accordance with their terms.

          4.11 True and Complete Copies. Copies of all articles of incorporation, bylaws, agreements, contracts and documents delivered and to be delivered hereunder by the Companies are true and complete copies of such agreements, contracts and documents as currently in effect. All written summaries of oral agreements are materially correct. Neither Company has violated any provision of its articles of incorporation, charter or bylaws.

          4.12 Title and Related Matters. Except as set forth in Schedule 4.12, the Companies have good and marketable title to (or in the case of indicated leases, valid leasehold interests) in all the properties and assets reflected in the Balance Sheets or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business and consistent with past practices) including, without limitation, the specific assets referred to in paragraphs (a), (b) and (c) below, free and clear of all Encumbrances, except as reflected on the Balance Sheets. The Companies own or lease, directly or indirectly, all the tangible and intangible assets and properties, and are parties to all licenses and other agreements, presently used or necessary to carry on their respective businesses or operations as presently conducted.

               (a)  Real Property

                    (i) The Companies have good and marketable title in fee simple to the land, including buildings and improvements thereon, shown on the Balance Sheets. All such land, buildings and improvements are owned free and clear of all Encumbrances of every kind and character, except as set forth on Schedule 4.12.

                    (ii) Neither Company is a tenant under any leases of real property except as described on Schedule 4.10. With respect to the leased real property described on
                           Schedule 4.10 and except as set forth on Schedule 4.12: (A) all such leases are in full force and effect and constitute valid and binding obligations of the respective parties thereto; (B) there have not been and there currently are not any defaults thereunder by any party thereto; (C) no event has occurred which (whether with or without notice, lapse of

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                           time or the happening or occurrence of any other
                           event) would constitute a default thereunder entitling the lessor to terminate the lease; and (D) the continuation, validity and effectiveness of all such leases under the current rentals and other current terms thereof will in no way be affected by the transactions contemplated by this Agreement or, if any would be affected, Sellers shall use all necessary means at their disposal to cause an appropriate consent to such transactions to be delivered to Buyer prior to the Closing Date at no cost or other adverse consequence to the Companies or Buyer ((A) through (D) are hereinafter collectively referred to as "Lease Restrictions").

                    (iii) Neither Company currently has, or in the past has had, any ownership interest in any real property except as disclosed on Schedule 4.12.

               (b) Personal Property. The Companies have good and marketable title to all personal property and assets, tangible or intangible, as shown on the Balance Sheets, except to the extent sold or disposed of in transactions entered into in the ordinary course of business consistent with past practices since December 31, 2001. The personal property in the aggregate is in good condition and working order, and each individual item of personal property that would cost in excess of $5,000 to replace is in good condition and working order. None of such assets are subject to any (i) contracts of sale or lease, except contracts for the sale of inventory in the ordinary and regular course of business; or (ii) Encumbrances, except as set forth in Schedule 4.12.

               (c) No Disposition of Assets. There has not been since December 31, 2001, any sale, lease or any other disposition or distribution of any assets or properties of either Company or of any other assets now or hereafter owned by either Company, except transactions in the ordinary and regular course of business consistent with past practices or as otherwise consented to by Buyer.

          4.13 Litigation. Except as set forth in Schedule 4.13, to the Knowledge of the Sellers, (a) there is no suit, action, investigation or proceeding pending or threatened against FFAEP, FFIS or any of their respective directors, officers or Key Employees (a "Matter"), (b) there are no Matters pertaining to the Licenses, and (c) without limiting the generality of the foregoing, there are no matters pending before any Attorney General, department of insurance or other Governmental Body, or other matters pending or threatened against FFAEP or FFIS. Except as set forth on Schedule 4.13, there is no judgment, decree, injunction, ruling or order of any court, Governmental Body, instrumentality or arbitrator outstanding against FFAEP or FFIS having, or which, insofar as can be reasonably foreseen, in the future may have, any such effect.

          4.14 Tax Matters. The term "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation,

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premium, property, windfall profits, customs, duties or other taxes, fees or assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable Laws or assessed, charged or imposed by any Governmental Body, domestic or foreign, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. For purposes of this
Section 4.14, the term "Companies" shall include any predecessor of either FFAEP or FFIS or any person or entity from which FFAEP or FFIS incurs a liability for Taxes as a result of transferee liability. To the Knowledge of the Sellers, except as stated in Schedule 4.14:

               (a) The Companies have duly and timely filed (and prior to the Closing Date will duly and timely file) true, correct and complete tax returns, reports or estimates, all prepared in accordance with applicable Laws, for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due. All Taxes shown as due and payable on such returns, reports and estimates have been paid, and there is no current liability for any Taxes due and payable in connection with any such returns. All Taxes not yet due and payable have been fully accrued on the books of the Companies and the Balance Sheets and adequate reserves have been established therefor; the charges, accruals and reserves for Taxes provided for on the financial statements delivered pursuant to Section 4.7 are adequate; and there are no unpaid assessments for additional Taxes for any period nor is there any basis therefor. Copies of all federal, state and foreign tax returns filed by the Companies for the past two (2) years have been delivered to Buyer.

               (b) The Companies are not, and never have been, members of any consolidated, combined or unitary group for federal, state, local or foreign tax purposes. Neither of the Companies is a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income tax purposes.

               (c) The Companies have (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper agencies, (ii) paid all employer contributions and premiums and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income tax withholding, and social security and unemployment taxes and premiums, all in compliance with the withholding tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as in effect for the applicable year or any prior provision thereof and other applicable Laws.

               (d) Schedule 4.14 describes the status of any federal, state, local or foreign tax audits or other administrative proceedings, discussions or court proceedings that are presently pending with regard to any Taxes or tax returns of the Companies (including a description of all issues raised by the taxing authorities in connection with any such audits or proceedings), and no additional issues are being asserted against the Companies in connection with any existing audits or proceedings.

               (e) The Companies have not executed or filed any agreement or other document extending the period for assessment, reassessment or collection of any Taxes, and the Companies have granted no power of attorney with respect to any Taxes.

               (f) The Companies have not entered into any closing or other agreement with any taxing authority that affects any taxable year of the Companies ending after the Closing Date. Neither of the Companies is a party to any tax sharing agreement or similar arrangement for the sharing of tax liabilities or benefits.

               (g) The Companies have not agreed to and are not required to make any adjustment by reason of a change in accounting methods or classification of independent contractors agents or employees that affects any taxable year ending after the Closing Date. The IRS has not proposed either of the Companies any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. Neither FFAEP nor FFIS has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

               (h) Neither Buyer nor the Companies are or will be liable for any federal, state, local, foreign and other sales, use, documentary, recording, stamp, transfer or similar Taxes applicable to, imposed upon or arising out of prior tax returns or obligations and the transactions contemplated by this Agreement.

               (i) Sellers shall prepare or caused to be prepared and file or cause to be filed all tax returns for the Companies for the taxable period ending on or before the Closing Date. Sellers shall permit Buyer to review and comment on each such tax return described in the preceding sentence prior to filing.

               (j) Buyer, the Companies and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of the tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such audit, litigation of other proceeding. The Sellers agree to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and further agree to give the Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records.

          4.15 Government Contracts. No Contract or other aspect of the business of the Companies is subject to the Armed Services Procurement Regulations or other regulations of any governmental agency. The Companies have not bid on or been awarded any "small business set aside contract," any other "set aside contract" or other order or contract requiring small business or other special status at any time during the last three (3) years.

          4.16 Compliance with Law.

               (a) Neither Company nor either of the Sellers has failed or is currently failing to comply with any applicable Laws relating to either of the Company's businesses or the operation of their respective assets. Each of the Companies and Sellers is in compliance with all applicable Laws including, but not limited to those Laws relating to insurance, telemarketing, deceptive trade practices, unauthorized practice of law, unfair competition, conflicts of interest, unfair claims settlement practices, rebating, anti-competitive practices, price fixing, health and safety, environmental, employment and discrimination matters. There are no proceedings of record and no proceedings are pending or threatened, nor has either FFAEP, FFIS or either Seller received any written or oral notice regarding any violation of any Law, including, without limitation, any requirement of any state insurance law, OSHA or any pollution or environmental control agency (including air and water).

               (b) Schedule 4.16 contains copies of all reports, orders, consent agreements and findings of inspections by representatives of any Governmental Body of the business and properties of FFAEP and FFIS from January 1, 1999 through the date hereof. The deficiencies, if any, noted on such reports or any deficiencies noted by such inspections through the Closing Date shall be corrected by the Closing Date. Neither of the Companies nor any Seller knows or has reason to know of any other safety, health, environmental, insurance regulatory, anti-competitive or discrimination problems relating to the financial condition, business, assets, operations, prospects, earnings or employment practices of the Company.

               (c) Except to the extent that failure would not have a Material Adverse Effect, each of the Companies and Seller have all Licenses (as defined below) in each jurisdiction (as listed in Schedule 4.28) in which either Company or any Seller is required to obtain and maintain Licenses by virtue of the business conducted or the properties owned and which are necessary to conduct of its business as it is currently conducted. The business of the Companies has been and is being conducted in compliance, in all material respects, with all such Licenses. To the Knowledge of the Companies, all such Licenses are in full force and effect, and there is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, modification, suspension or restriction of any such License. Neither of the Companies or any Seller is operating under any formal or informal agreement or understanding with the regulatory authority of any state which restricts either Company's authority to do business or requires either of the Companies to take, or refrain from taking, any action otherwise permitted by law.

          4.17 Absence of Certain Business Practices. Except as set forth on
Schedule 4.17, none of the Companies, any director, officer, employee or agent of either of the Companies, any Seller, any other Person acting on behalf of the Companies or any Seller, nor any other Person directly or indirectly owned or controlled by the Companies or any Seller, acting alone or together, has (a) received, directly or indirectly, any payments, promotional allowances or any other economic benefit, regardless of its nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other entity or individual with whom FFAEP or FFIS has done business directly or indirectly, other than commissions, fees and rebates for either Company's normal business operations, or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other person or entity who is or may be in a position to help or hinder the business of FFAEP or FFIS (or assist the Companies in connection with any actual or proposed transaction) any of which
(i) might subject FFAEP or FFIS to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the assets, business or operations of FFAEP or FFIS as reflected in the financial statements set forth in Schedule 4.7, or
(iii) if not continued in the future, might adversely affect the assets, business operations or prospects of the Companies or which might subject either of them to suit or penalty in any private or governmental litigation or proceeding.

          4.18 ERISA and Related Employee Benefit Matters.

               (a) Welfare Benefit Plans. Except as set forth on Schedule 4.18, the Companies have no Welfare Benefit Plans. Schedule 4.18 lists each "employee welfare benefit plan" (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 ("ERISA")) maintained by the Companies or to which the Companies contribute or are required to contribute, including any multiemployer plan ("Welfare Benefit Plan") and sets forth as of the most recent valuation date (i) the amount of any liability of the Companies for payments due with respect to any Welfare Benefit Plan, (ii) the amount of any payment made and to be made, stated separately, by the Companies with respect to any Welfare Benefit Plan for the current plan year, and (iii) with respect to any Welfare Benefit Plan to which Section 505 of the Code applies, a statement of assets and liabilities for such Welfare Benefit Plan as of the most recent valuation date. Without limiting the foregoing, Schedule 4.18 discloses any obligations of the Companies to provide retiree health benefits to current or former employees of the Company.

               (b) Pension Benefit Plans. Except as set forth on Schedule 4.18, Companies have no Pension Benefit Plans. Schedule 4.18 lists each "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) maintained by the Companies or to which the Companies contribute or are required to contribute, including any multiemployer plan ("Pension Benefit Plan"). All costs of each Pension Benefit Plan have been provided for on the basis of consistent methods and, if applicable, in accordance with sound actuarial assumptions and practices that are acceptable under ERISA. The Companies do not maintain or contribute to any Pension Benefit Plan that is subject to Title I,
          Part 3 of ERISA (concerning "funding"). With respect to each Pension Benefit Plan that is not subject to Title I, Part 3 of ERISA, Schedule
          4.18 sets forth as of the valuation date (i) the amount of any liability of the Company for any contributions due with respect to such Pension Benefit Plan and (ii) the amount of any contribution paid and to be paid, stated separately, by FFAEP or FFIS with respect to such Pension Benefit Plan for the current plan year.

               (c) Compliance with Applicable Law. Each of the Pension Benefit Plans, Welfare Benefit Plans, any related trust agreements, insurance contracts, annuity contracts, and other funding arrangements, comply in all respects with the provisions of ERISA and the Code and all other statutes, orders, governmental rules and regulations applicable to such Welfare Benefit Plans and Pension Benefit Plans. The Companies have performed all of their respective obligations currently required to have been performed under all Welfare Benefit Plans and Pension Benefit Plans. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against or with respect to any Welfare Benefit Plans, Pension Benefit Plans or the assets of such plans, and no facts exist that could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans. Each Pension Benefit Plan is qualified in form and operation under section 401(a) of the Code. The IRS has issued a favorable determination letter with respect to each Pension Benefit Plan and no event has occurred that will or could give rise to a disqualification of any Pension Benefit Plan under Code Section 401(a). No event has occurred that will or could subject any Welfare Benefit Plan or Pension Benefit Plan to tax under
          Section 511 of the Code.

               (d) Administration of Plans. Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in compliance with the requirements of ERISA and the Code. No fiduciary of any Welfare Benefit Plan or Pension Benefit Plan has engaged in (i) any transaction in violation of Section 406(a) or (b) of ERISA, or (ii) any "prohibited transaction" (within the meaning of Section 4975(c)(1) of the Code) for which no exemption exists under Section 408 of ERISA or Section 4975(d) of the Code. No trust agreement, insurance contract, annuity contract, or other funding arrangement would impose a penalty, discount, or other reduction on account of the withdrawal of assets from such agreement, contract, or arrangement or a change in investment of such assets. There is no pending or threatened litigation concerning any Welfare Benefit Plan or Pension Benefit Plan, and there have been no written or oral communications concerning any such Plan with the IRS, Department of Labor, or any other federal, state, or local governmental entity.

               (e) Other Employee Benefit Plans and Agreements. Except as set forth on Schedule 4.18, neither Company has any other Employee Benefit Plans or agreements. Schedule 4.18 lists each fringe benefit, cafeteria, profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare, or other incentive plan or agreement, or employment agreement not terminable on 30 days' or less written notice, and any other employee benefit plan, agreement, arrangement, or commitment not previously listed on the Schedules to this Section that is maintained by the Companies or to which either of the Companies contributes or is required to contribute.

               (f) Copies of Plans. Schedule 4.18 lists: each Welfare Benefit Plan; each Pension Benefit Plan, related trust agreements, annuity contracts, insurance contracts, and other funding arrangements; each plan, agreement, arrangement, and commitment referred to in subsection
          (e) of this Section; favorable determination letters; annual reports (Form 5500 series) required to be filed with any governmental agency for each Welfare Benefit Plan and each Pension Benefit Plan for the most recent three plan years, including, without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants; current summary plan descriptions; and actuarial reports as of the last valuation date for each Pension Benefit Plan that is subject to Title IV of ERISA.

               (g) Continuation Coverage Requirements for Health Plans. The group health plan of the Companies (including any plans of Affiliates of the Company that must be taken into account under Section 4980B of the Code) has been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Title I, Part 6 of ERISA.

               (h) Valid Obligations. Each Welfare Benefit Plan, Pension Benefit Plan, related trust agreement, annuity contract or other funding instrument, and each plan, agreement, arrangement and commitment referred to in subsection (e) of this Section is legal, valid and binding and in full force and effect, and there are no defaults thereunder. Except as specified in Schedule 4.18, none of the rights of the Companies thereunder will be impaired by the consummation of the transactions contemplated by this Agreement, and all of the rights of the Company thereunder will be enforceable by Buyer at and after the Closing without the consent or agreement of any other party other than consents and agreements specifically listed in
          Schedule 4.18.

          4.19 Intellectual Property.

               (a) Each Computer Program currently used by the Companies in connection with the operation of their businesses as conducted on the date hereof is listed on Schedule 4.19 and is either (i) owned by a Company, (ii) currently in the public domain or otherwise available to the Company without the license, lease or consent of any third party, or (iii) used under rights granted to a Company pursuant to a written agreement, license or lease from a third party, which written agreement, license or lease is identified on Schedule 4.19. The Companies' use of the Computer Programs listed on Schedule 4.19 does not violate the rights of any third party. With respect to Computer Programs referred to in clause (i) of the first sentence of this paragraph, all such Computer Programs identified in

          Schedule 4.19 were either developed by (i) employees of a Company within the scope of their employment; (ii) third parties as "works-made-for-hire", as that term is defined under Section 101 of the United States copyright laws, pursuant to written agreements; or
          (iii) independent contractors who have assigned their rights to a Company pursuant to written agreements.

               "Computer Programs" shall mean (i) any and all computer software programs, including all source and object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) all content contained on a Person's Internet site (s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

               No trade secret or confidential know-how relating to the business of a Company as currently operated or planned to be operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects such Company's proprietary interests in and to such trade secrets and confidential know-how.

               The consummation of the transactions contemplated hereby will not result in the loss or impairment of a Company's right to own or use any of its Intellectual Property Rights nor will it require the consent of any Governmental Body or third party in respect of any such Intellectual Property Rights.

               No present or former employee, officer or director of a Company has any right, title, or interest, directly or indirectly, in whole or in part, in any of the Intellectual Property Rights.

               (b) The Companies have good and marketable title to each copyright, trademark, trade name, service mark, trade dress, patent, franchise, trade secret, product designation, formula, process, know-how, right of publicity, design and other similar rights used in, or necessary for, the operation of their businesses as currently conducted (collectively "Intellectual Property Rights"). All Intellectual Property Rights are free and clear of all Encumbrances. To the Knowledge of the Sellers, the Companies have the exclusive right to use all Intellectual Property Rights used in, or necessary for, the operation of their businesses as currently conducted. The Companies and Sellers have no Knowledge of, any conflicting use of any such Intellectual Property Rights. To the Knowledge of the Sellers, the Intellectual Property Rights used by the Companies in the conduct of their respective businesses do not infringe upon the Intellectual Property Rights of any third party. To the Knowledge of the Sellers, no service provided by the Companies, violates any license or infringes any Intellectual Property Rights of any third party, and there are no pending claims or demands by any third party to the contrary.

          4.20 Labor Relations. To the Knowledge of the Sellers, the Companies are in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990, the Veterans Reemployment Rights Act, the Equal Employment Opportunities Act as amended by the Civil Rights Act of 1991, the Occupational Safety and Health Act, the Employee Retirement Income Security Act, the Immigration Reform and Control Act of 1986, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act, and all other Laws, each as amended to date, relating to employer/employee rights and obligations. The Companies currently have satisfactory relationships with their employees and independent contractors.

          4.21 Insurance. Schedule 4.21 lists all of the existing insurance policies of the Companies, the premiums therefor and the coverage of each policy, including errors and omissions, fidelity and crime coverages. Such policies and the amount of coverage and the risks insured are, in the aggregate, sufficient to protect and insure the Companies against perils which good business practice demands be insured against or which are normally insured against by other industry members similarly situated. Such policies are in full force and effect.

          4.22 Environmental.

               (a)  For purposes of this Section:

                    (i) "Hazardous Materials" means any hazardous, infectious or toxic substance, chemical, pollutant, contaminant, emission or waste which is or becomes regulated by any local, state, federal or foreign authority. Hazardous Materials include, without limitation, anything which is: (i) defined as a "pollutant" pursuant to 33 U.S.C.ss.1362(6); (ii) defined as a "hazardous waste" pursuant to 42 U.S.C.ss.6921; (iii) defined as a "regulated substance" pursuant to 42 U.S.C.ss.6991; (iv) defined as a "hazardous substance" pursuant to 42 U.S.C.ss.9601(14); (v) defined as a "pollutant or contaminant" pursuant to 42 U.S.C.ss.9601(33); (vi) petroleum; (vii) asbestos; and (viii) polychlorinated biphenyl.

                    (ii) "Environmental Laws and Regulations" means all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Laws relating to pollution, nuisance, or the environment including, without limitation, (i) the Federal Clean Air Act, 42 U.S.C.ss.ss.7401 et seq.; (ii) the

                           Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.ss.ss.9601 et seq.; (iii) the Federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C.ss.ss.1101 et seq.; (iv) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.ss.ss.136 et seq.; (v) the Federal Water Pollution Control Act, 33 U.S.C.ss.ss.1251 et seq.;
                           (vi) the Solid Waste Disposal Act, 42
                           U.S.C.ss.ss.6901 et seq.; (vii) the Toxic Substances Control Act, 15 U.S.C.ss.ss.2601 et sec.; (viii) Laws relating in whole or part to emissions, discharges, releases, or threatened releases of any Hazardous Material; and (ix) Laws relating in whole or part to the manufacture, processing, distribution, use, coverage, disposal, transportation, storage or handling of any Hazardous Material.

               (b) The operations and activities of the Companies and of the Sellers in respect of the Companies comply, and have in the past complied, in all respects, with all Environmental Laws and Regulations. There are no pending or currently proposed changes to any Environmental Laws and Regulations which, when implemented or effective, may affect the operations of the Companies.

               (c) The Companies have obtained and are and have been in full compliance with all requirements, Licenses, licenses and other authorizations which are required with respect to the operations of the Companies, as well as the transactions contemplated hereby under all Environmental Laws and Regulations. Schedule 4.22 lists each such permit, license or other authorization. There are no other such permits, licenses or other authorizations which are required by any Environmental Laws and Regulations to be obtained after the Closing.

               (d) There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, notice of violation, proceeding, investigation, notice or demand pending, received or threatened against the Companies or Sellers in respect of the Companies relating in any way to any Environmental Laws and Regulations.

               (e) Each of the Companies and each Seller acting in respect of the Companies has not caused or experienced any past or present events, conditions, circumstances, plans or other matters which: (i) are not in compliance with all Environmental Laws and Regulations;
          (ii) may give rise to any statutory, common law, or other legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, notice of violation or investigation based on or relating to Hazardous Materials including, without limitation, such matters relating to any property owned, leased or utilized by the Companies at any time; (iii) arise from inventory of or waste from Hazardous Materials; or (iv) arise from any off-site disposal, release or threatened release of Hazardous Materials.

               (f) No asbestos, polychlorinated biphenyls, lead-based paints, or radon are located on or in any real property or in any building now or previously owned, operated, leased or utilized by the Company.

               (g) No employee or former employee of FFAEP or FFIS has been exposed to any Hazardous Material owned, produced or utilized by the Companies or any former subsidiary.

               (h) Neither FFAEP, FFIS nor any Seller has received any notice or indication from any Governmental Body or Person advising that either Company is or may be responsible for any investigation or response costs with respect to a release, threatened release or cleanup of chemicals or materials produced by or resulting from any business, commercial or industrial activities, operations or processes, including, without limitation, any Hazardous Materials. Neither FFAEP, FFIS nor any Seller is aware, or would after a reasonable investigation, be aware of any facts, which might give rise to such notices.

               (i) No underground tanks, piping or subsurface structures of any type exist or have existed on any real property now or previously owned, operated, leased or utilized by the Companies.

               (j) Schedule 4.22 contains complete copies of all environmental investigations, assessments, audits, studies, tests and related materials in possession of the Companies or any Seller or known to the Companies or any Seller to exist, which relate to the current or prior operations of the Companies or any real property now or previously owned, operated, leased or utilized by the Companies.

          4.23 Capital Expenditures. The Companies have no outstanding commitments for capital expenditures in excess of $10,000 in the aggregate other than as disclosed in Schedule 4.23 to this Agreement.

          4.24 Suppliers. No supplier of goods or services to the Companies that has made sales or provided services representing, individually or in the aggregate, more than $5,000 in payments or commitments by the Companies since January 1, 1998, has (i) ceased, or indicated any intention to cease, doing business with the Companies, or (ii) changed or indicated any intention to change any terms or conditions for future supply or sale of products or services from the terms or conditions that existed with respect to the supply or sale of such products or services during the 12-month period ending on the date hereof.

          4.25 Dealings with Affiliates. Schedule 4.25 sets forth a complete list (including the parties) of all transactions, oral or written contracts, arrangements or other agreements (excluding any contract listed on Schedule 4.27) to which either FFAEP or FFIS is, will be or has been a party at any time from January 1, 1999, to the Closing Date, and to which any Affiliate was or is also a party.

          4.26 Bank Accounts. Schedule 4.26 is a list of all bank accounts, lock boxes, safe deposit boxes and post office boxes, and the combinations, codes or location of keys thereto, maintained in the name of or controlled by the Companies and the names of the persons having access thereto.

          4.27 Compensation. Schedule 4.27 lists the current job title and total remuneration (including, without limitation, salary, commissions and bonuses) for each officer, director, employee or consultant of the Companies who received total remuneration in excess of $75,000 from the Companies during either of the past three (3) calendar years or who is expected to receive total remuneration in excess of such amount during the current calendar year.

          4.28 Licenses. Schedule 4.28 hereto contains a complete and accurate list and description of all insurance, corporate and other licenses, certificates, permits, franchises and rights issued by any Governmental Body which are held by either of the Companies or either Seller in respect of either Company (the "Licenses"). To the Knowledge of the Sellers, the Companies have all insurance, corporate and other licenses, certificates, permits, franchises and rights necessary under all applicable legal requirements to own, lease or operate their properties and businesses as currently owned, leased or operated. To the Knowledge of the Sellers, except as limited by Schedule 4.28 and except where failure is a Material Adverse Effect, all such Licenses have been lawfully obtained and are in full force and effect and will not cease to remain in full force and effect in accordance with their terms by reason of consummation of the transactions contemplated by this Agreement. Except as limited by Schedule 4.28 and except where failure would have a Material Adverse Effect, (a) the Companies are in full compliance with the terms and conditions of all such Licenses; (b) there are no disputes or proceedings pending or threatened with respect to the suspension, revocation, nonrenewal or limitation of any License; (c) no event has occurred which, whether with notice or lapse of time or both, will or may result in the suspension, revocation, nonrenewal or limitation of any such License; and (d) all filings, submissions and other actions required to have been made or taken in order to renew any such License has been made or taken within the time periods required or reasonably necessary for such renewal.

          4.29 Consultants, Brokers and Finders. Neither FFAEP, FFIS nor any Seller has retained any investment banker, consultant, broker, finder, or other intermediary entitled to any compensation in connection with the transactions contemplated by this Agreement

          4.30 Books and Records. The corporate minute books and records of each of the Companies are complete and accurate in all material respects and have been made available to the Buyer.

                                   ARTICLE 5:
                     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Sellers as follows:

          5.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement.

          5.2 No Violation. Buyer is not subject to or obligated under any article of incorporation, bylaw, Law, or any agreement or instrument, or any license, franchise or permit, which would be breached or violated by the execution, delivery and performance of this Agreement by Buyer. Buyer has complied with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

          5.3 Governmental Authorities. Buyer is not required to submit any notice, report or other filing with, and no consent, approval or authorization is required by, any governmental or regulatory authority in connection with its execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such notices, reports, other filings, consents, approvals or authorizations which have been made or obtained.

          5.4 Consultants. Brokers and Finders. Buyer has not retained any investment banker, consultant, broker, finder, or other intermediary entitled to any compensation in connection with the transactions contemplated by this Agreement.

          5.5 Authorization. The Buyer has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, subject to the conditions set forth in this Agreement. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated by this Agreement has been duly authorized by any and all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

          5.6 No Conflicts or Violations. To the Knowledge of the Buyer, except as disclosed in Schedule 5.6, the execution and delivery of this Agreement by Buyer does not, and the performance by Buyer of their obligations under this Agreement will not:

               (a) violate any term or provision of any applicable Law or any writ, judgment, decree, injunction, or similar order applicable to the Buyer;

               (b) conflict with or result in a violation or breach of the provisions of the articles of incorporation or by-laws of the Buyer;

               (c) cause any License (as defined below) of whatever kind or nature of the Buyer to lapse or become invalid or subject to any material limitations after the Closing as a result of the acquisition of the Companies;

               (d) result in the creation or imposition of any Lien upon the Buyer or any of their respective assets and properties;

               (e) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give to any Person any right of termination, cancellation, acceleration, or modification in, or with respect to, any Contract to which either of the Buyer is a party or by which any of their respective assets or properties may be bound; or

               (f) require the Buyer to obtain any consent, approval, or action of, or make any filing with or give any notice to, any Person (including pursuant to any Laws);

except (i) as contemplated or disclosed in Schedule 5.6 hereof, and (ii) those violations, conflicts, Liens, breaches, defaults and rights which do not individually or in the aggregate with any other such matters, have, or would reasonably be expected to have, a Material Adverse Effect on the Buyer.


          5.7 No Consents. Buyer is not required to submit any notice, report, registration, or other filing with, and no consent, approval or authorization is required by, any Governmental Body or any other Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby ("Approvals"), except for such notices, reports, registration, other filings, consents, approvals or other authorizations which are set forth on Schedule 5.7.

                                   ARTICLE 6:
                              CONDITIONS TO CLOSING

          6.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction, at or prior to the Closing, of each of the following conditions unless Buyer shall have waived such satisfaction pursuant to Section 8.4:

               (a) Each of the representations and warranties of Sellers set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct as of the Closing;

               (b) On or prior to the Closing Date, Sellers and the Companies shall have performed and complied with all of the covenants set forth in this Agreement to be performed or complied with by them or it at or prior to the Closing Date;

               (c) No proceeding, regulation or legislation shall have been instituted, threatened in writing or proposed before, nor any court order issued by, any governmental authority to enjoin, restrain, prohibit or obtain substantial damages (i) in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or (ii) which, in the reasonable judgment of Buyer, could have an adverse effect on the Companies or their assets;

               (d) Each of the Companies shall have delivered to Buyer a certificate issued by the Secretary of State of California, evidencing their respective corporate good standing in California as of a date not more than thirty (30) business day prior to the Closing Date;

               (e)  Sellers and the Companies shall have received all Approvals;

               (f) The Board of Directors of Buyer shall have approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

               (g)  Buyer shall have received all Seller Closing Deliveries; and

               (h) The Buyer shall have received all necessary certificates, approvals, resignations, documents, agreements, and opinions as required by this Agreement.

               (i) There shall be no imposition of any adverse condition, governmental, contractual, or otherwise, on the approval of this Agreement.

          6.2 Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to satisfaction, at or prior to the Closing, of each of the following conditions unless Sellers shall have waived such satisfaction pursuant to Section 8.4:

               (a) Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing;

               (b) The Buyer shall have made payment of the Base Amount to the Sellers in accordance with Section 2.2;

               (c) On or prior to the Closing Date, Buyer shall have performed and complied with all of the covenants set forth in this Agreement to be performed or complied with by it at or prior to the Closing Date;

               (d) There shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any transactions contemplated by this Agreement;

               (e) Except as disclosed in the Schedule 4.13, (i) there are no actions, suits, investigations or pending, or, to the Knowledge of Companies or Sellers, threatened, against either of the Companies or any Seller or their assets and properties, at law or in equity, in, before, or by any Person that individually or in the aggregate have or would reasonably be expected to have a Material Adverse Effect on the Companies or either of the Sellers, (ii) there are no writs, judgments, decrees or similar orders of any Governmental Body with competent jurisdiction outstanding against either of the Companies that have or would reasonably be expected to have a Material Adverse Effect on the Companies or Sellers.

               (f) The Board of Directors of Companies, the Sellers, and the spouses of the Sellers, shall have approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                                   ARTICLE 7:
                            INDEMNIFICATION; REMEDIES

          7.1 Investigations; Survival of Warranties and Indemnification Obligations. The respective representations and warranties of Sellers and Buyer contained herein or in any certificates or other documents delivered at the Closing are true, accurate and correct and shall not be deemed waived (except to the extent waived in writing pursuant to Section 8.4) or otherwise affected by any investigation made by any party hereto or by the occurrence of the Closing. Except to the extent set forth herein to the contrary, each and every such representation and warranty and indemnification obligation of any party hereunder shall survive until December 31, 2006; provided, however, that:

               (a) All representations and warranties under Sections 4.1 [Organization and Standing], 4.2 [Capital Stock; Options] and 4.3 [Authorization], and the provisions, covenants and obligations of Articles 7 [Indemnification; Remedies] and 8 [Miscellaneous] shall survive the Closing without expiration; and

               (b) All representations and warranties under Sections 4.8 [No Undisclosed Liabilities, Claims, etc.] and 4.14 [Tax Matters] shall survive the Closing for the applicable statute of limitations plus any extensions thereof for matters arising thereunder, plus ninety (90) days.

          Any claim made in accordance with Article 8 within the applicable survival period shall survive the Closing until finally resolved notwithstanding expiration of the applicable survival period.

          7.2 Indemnification by Sellers. Sellers shall jointly and severally indemnify and hold harmless Buyer, the Companies and their respective directors, officers, agents and attorneys (collectively, the "Indemnified Persons"), and shall reimburse the Indemnified Persons for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' and accountants', consultants' and experts' fees and expenses that would not have otherwise been expended), whether or not involving a third-party claim (collectively, "Damages") for which a claim is made prior to the expiration of the survival period, if any, under Section 7.1, arising from or based on any of the following:

               (a) Any inaccuracy or omission in any of the representations and warranties of Sellers in this Agreement or in any document, agreement, instrument or certificate delivered by Sellers at the Closing pursuant to this Agreement;

               (b) Any failure by Sellers to perform or comply with any agreement or covenant in this Agreement, or under any document, agreement, instrument or certificate delivered at the Closing by Sellers pursuant to this Agreement.

          Sellers agree that they shall have no rights of any nature whatsoever against the Companies from any and all claims arising out of, in connection with or relating to the assertion by an Indemnified Person of a right to indemnification.

          7.3 Indemnification by Sellers (Examinations, Investigations, Administrative Actions). Sellers shall jointly and severally indemnify and hold harmless Buyer, the Companies and their respective directors, officers, agents and attorneys (collectively, the "Indemnified Persons"), and shall reimburse the Indemnified Persons for, any loss, liability, claim, damage, or fine for which a claim is made within two (2) years of Closing, arising from or based on: any examination, investigation or other administrative action involving the Companies by a Governmental Body arising out of any business activities or operations of the Companies prior to the Closing Date where the Sellers had actual knowledge of such examination, investigation or administrative action at the time of Closing.

          Such indemnification shall only apply in the event that the Companies fail to attain, in the Period in which the claim is made, one hundred percent (100%) of the Target Operating Earnings as provided in Schedule 2.2.

          7.4 Indemnification By Buyer. Buyer shall indemnify and hold harmless Sellers and shall reimburse them for any Damages for which a claim is made prior to the expiration of the survival period, if any, under Section 7.1, arising from or based on any of the following:

               (a) Any inaccuracy in any of the representations and warranties of Buyer in this Agreement or in any document, agreement, instrument or certificate delivered by Buyer at the Closing pursuant to this Agreement; or

               (b) Any failure by Buyer (or to the extent it is under Buyer's control, the Companies) to perform or comply with any agreement or covenant in this Agreement or under any document, agreement, instrument, or certificate delivered at the Closing by Buyer pursuant to this Agreement.

          7.5  Notice of Claim; Payment.

               (a) Notice. In the event that any party hereunder determines that it is entitled to an indemnity payment pursuant to this Article 7, such party shall deliver a written notice to the indemnifying party.

               (b) Disputed Claim. If the indemnifying party disputes all or any portion of the claim, the indemnifying party must provide written notice of its objection (detailing the objection) to the Indemnified Person or the Sellers, as applicable, within fifteen (15) business days after the receipt of the claim from the party seeking indemnification (an "Objected Claim"). If the indemnifying party fails to provide notice to the Indemnified Person or Sellers of the Objected Claim within the specified time stated above, then the objection shall be waived.

               (c) Defense by the Indemnifying Parties. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Person, the Indemnifying Persons, at their sole cost and expense, may, upon written notice to the indemnified parties assume the defense of any such claim or legal proceeding provided that the Indemnifying Persons acknowledge their obligation to indemnify the indemnified parties in respect of the entire amount (subject to the maximum amount set forth in Section 7.6(b)) of all of the claims asserted therein. If the indemnifying parties assume the defense of any such claim or legal proceeding, the indemnifying parties shall conduct the defense of such claims or legal proceedings and, at their sole cost and expense, shall take all steps necessary in the defense or settlement thereof. The Indemnifying Persons shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Persons. The Indemnified Persons shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense. If the Indemnifying Persons do not assume the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the Indemnified Persons may defend against such claim or litigation in such manner as they may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Persons, on such terms as the Indemnified Persons may deem appropriate.

               (d) Interest on Unpaid Claims. If all or part of any indemnification obligation under this Agreement is not paid when due, then the indemnifying party or parties shall pay the Indemnified Person's interest on the unpaid amount of the obligation, at the fluctuating rate per annum announced in The Wall Street Journal as the prime rate on the Closing Date, for each day from the date the amount was originally due until payment in full.

          7.6 Construction. The parties intend that each representation, warranty and covenant herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant, as the case may be.

          7.7  Limitations of Indemnity.

               (a) Tipping Basket. No indemnification payments shall be payable pursuant to the indemnification obligations of Sellers pursuant to
          Section 7.2 or the indemnification obligations of Buyer pursuant to
          Section 7.3, respectively, unless the total aggregate indemnification obligations under either such Section, as applicable to the indemnifying party, exceeds $50,000 (the "Threshold Amount"). Once the Threshold Amount is satisfied against an indemnifying party, the indemnifying party shall pay to the indemnified party the Threshold Amount plus the amount of all indemnification obligations in excess of the Threshold Amount, subject to the provisions of Section 7.6(b) below.

               (b) Maximum. The maximum amount of Damages payable by Buyer on one hand, and Sellers, on the other hand, under this Article 7 shall be the Purchase Price, except that the maximum amount of Damages payable by Sellers under Section 7.3 shall be One Million Dollars ($1,000,000.00).

                                   ARTICLE 8:
                                  MISCELLANEOUS

          8.1 Payment of Expenses. Except as otherwise provided herein, the Buyer will pay all legal, accounting, investment banking and other fees and expenses Buyer incurs in connection with this Agreement and the transactions contemplated hereby, and Companies will pay all legal, accounting, investment banking and other fees and expenses Sellers incur in connection with this Agreement and the transactions contemplated hereby.

          8.2 Announcements. No party to this Agreement shall make any announcement in connection with the transactions contemplated hereby that has not been previously approved in writing by Buyer and Sellers, except for such announcement that it reasonably deems advisable or appropriate in connection with its responsibilities under the applicable law.

          8.3 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties, except that Buyer may assign this Agreement to any direct or indirect wholly-owned affiliate.

          8.4 Waivers. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder, or affect in any way rights arising by virtue of any prior or subsequent such occurrence.

          8.5 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally to the address set forth below (to the attention of the person identified below) or sent by registered or certified mail, postage prepaid, or by Federal Express or other express delivery service as follows:

     If to Buyer, to:

     AmerUs Annuity Group Co., 555 South Kansas Avenue Topeka, KS 66601
     Attention: Michael H. Miller with a copy to:

     Barger & Wolen LLP, 515 South Flower Street, 34th Floor, Los Angeles, California 90071, Attention: Robert J. Cerny, Esq.

     If to Sellers, to:

     John Owen and Nicky A. Michaels c/o Family First Advanced Estate Planning, 20121 Ventura Boulevard, Suite 207, Woodland Hills, California 91364 with a copy to:
     Douglas M. Neistat, Esq., Greenberg & Bass, LLP, 16000 Ventura Boulevard, Suite 1000, Encino, CA 91436


 or to such other address as the addressee may have specified in a notice duly given to the sender and to counsel as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or, if mailed, three business days after the date so mailed, or if sent by Federal Express or express delivery service, when received by the addressee.

          8.6 California Law to Govern. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the State of California without regard to the conflicts of law provisions thereof. In any action initiated under this Agreement, venue shall be Los Angeles, California.

          8.7 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their heirs, executors, legal representatives, successors and permitted assigns, and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

          8.8 Entire Agreement; Amendments. This Agreement, together with the Schedules, Exhibits and any other documents referred to herein, sets forth the entire agreement of the parties hereto with respect to transactions contemplated hereby and supersedes and replaces any prior written or oral agreements relating thereto. This Agreement may only be amended or modified by a subsequently dated writing signed by all parties hereto.

          8.9 Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. An item disclosed in a Schedule in response to one Section or subsection of this Agreement shall not be deemed disclosed in response to any other Section or subsection unless otherwise specifically provided in this Agreement.

          8.10 Cooperation. Subject to the provisions hereof, the parties hereto shall use commercially reasonable efforts to take or cause to be taken such actions to execute and deliver or cause to be delivered such additional documents and instruments, and to do or cause to be done all things necessary, proper or advisable under the provisions of this Agreement and under applicable Law to consummate and make effective the transactions contemplated by this Agreement.

          8.11 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          8.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which is an original and all of which together shall be deemed to be one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

          8.13 Representation By Counsel; Interpretation. The parties hereto each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

          8.14 Effect of Stock Purchase. After the closing all of the issued and outstanding voting stock of the Companies will be owned by Buyer. Buyer shall in accordance with California Corporate law reelect the board of directors which shall in their business judgement manage the business and affairs of the Companies. Sellers acknowledge that management by the Buyer's designee on the board, of the Companies may affect future performance and events which are the subject of this Agreement, including revenue and premiums considered in determining the Payout Amount and Additional Payout Amount.

          8.15 Customer Lists. For purposes of this Agreement, "Customer Lists" shall means all databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, excluding information regarding customers, accounts, and applicants submitted or disclosed to Buyer or Buyer's life insurance company affiliates in the ordinary course of its business. Buyer shall not intentionally utilize Companies' Customer Lists during the Payout Period in a manner that materially impacts Sellers' ability to attain the Target Operating Earnings.



                           The signature page follows.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the 17th day of June, 2002.



BUYER:

AMERUS ANNUITY GROUP CO.


By:  /s/ Mark V. Heitz
   -----------------------------
   Name: Mark V. Heitz
   Title:   President & CEO



SELLERS:

JOHN P. OWEN                                  NICKY A. MICHAELS



 /s/ John P. Owen                             /s/ Nicky A. Michaels
---------------------                         -------------------------